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                                                                    EXHIBIT 99.4

This is a form of a material change report required under Section 85(1) of the Securities Act and Section 151 of the Securities Rules.

                                     FORM 27

                                 SECURITIES ACT

              MATERIAL CHANGE REPORT UNDER SECTION 85(1) OF THE ACT

NOTE: This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE: Every report required to be filed under Section 85(1) of the Act shall be sent to the Commission in an envelope addressed to the Commission and marked "Continuous Disclosure".

NOTE: WHERE THIS REPORT IS FILED ON A CONFIDENTIAL BASIS PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS "CONFIDENTIAL - SECTION 85", AND EVERYTHING THAT IS REQUIRED TO BE FILED SHALL BE PLACED IN AN ENVELOPE ADDRESSED TO THE SECRETARY OF THE COMMISSION MARKED "CONFIDENTIAL".

Item 1.  Reporting Issuer

         WSI Interactive Corp.

Item 2.  Date of Material Change

         June 1, 2000

Item 3.  Press Release

         The press release was issued on June 1, 2000 and disseminated through Canada News Wire.

Item 4.  Summary of Material Change

         Petra Resource Corp. ("Petra") has announced that it has entered into an arm's-length Agreement ("Agreement") with the shareholders of Ariel Wireless Technologies Inc. ("Ariel") to acquire all of the issued shares of Ariel in exchange for 6,000,000 shares of Petra. The shares issued in the transaction will be subject to applicable Canadian Venture Exchange ("CDNX") requirements and, upon completion, Ariel will become a wholly-owned subsidiary of Petra. WSi Interactive Corporation holds a 40% interest in Ariel and on completion of the


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         proposed transaction shall be issued 2,400,000 shares of Petra. In addition, Theo Sanidas, WSi's President, shall become a director of Petra on closing.

Item 5   Full Description of Material Change

         Petra Resource Corp. ("Petra") has announced that it has entered into an arm's-length Agreement ("Agreement") with the shareholders of Ariel Wireless Technologies Inc. ("Ariel") to acquire all of the issued shares of Ariel in exchange for 6,000,000 shares of Petra. The shares issued in the transaction will be subject to applicable Canadian Venture Exchange ("CDNX") requirements and, upon completion, Ariel will become a wholly-owned subsidiary of Petra. WSi Interactive Corporation holds a 40% interest in Ariel and on completion of the proposed transaction shall be issued 2,400,000 shares of Petra. In addition, Theo Sanidas, WSi's President, shall become a director of Petra on closing.

         Ariel's principal asset is a worldwide, non-exclusive, Original Equipment Manufacturing (OEM) Agreement with a leading European provider of wired and wireless communications hardware and software products. These provide solutions to the so-called "last mile" distribution challenge of connecting the main high-speed fiber-optic trunk lines that form the backbone of the Internet superhighway with the various networks and individuals that are the end-users. Upon completion of the Agreement Petra will manufacture these devices, under its own brand name and logo, for worldwide distribution.

         Ariel's wireless products include a variety of broadband, fixed point-to-point and point to multi-point, microwave radio transceivers capable of full synchronous duplex operation. These products work at higher speeds and are considerably less expensive than other similar devices currently available in the marketplace. Transmission is over the unlicensed 2.400 - 2.483 GHz public broadband frequency range, covering line-of-sight distances of up to 20 kilometres at T1 equivalent speeds of 1.5 Mbps (megabits per second), and speeds of up to 33 Mbps over shorter distances, depending on customer requirements and budget. Modular design characteristics allow for fully scalable wireless connections to be established between different communication protocols and networks. Broadband wireless solutions are particularly attractive in established markets where conventional high-speed fiber-optic alternatives are prohibitively expensive due to physical inaccessibility or uneconomic demographics, as well as in developing countries that lack the local infrastructure to interface with the high speed Internet backbone. Additionally, Internet Service Providers, VOIP (Voice Over Internet Protocol) long distance telephone service providers, data transfer services and network systems integrators worldwide are a rapidly expanding market.

         In the wired environment, Ariel's universal bridges, switches and multiplexors combined together in a single machine are capable of linking fixed voice, data and video networks with each other and with the internet backbone. These can also be coupled with microwave radio transceivers to achieve a totally integrated high-speed wireless Internet solution.


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         The acquisition of an equity interest in Ariel, which will now become an equity interest in Petra, is part of WSi's broader strategy of developing partnerships with emerging Telecommunications companies as a complement to its own broadband, rich media, and convergence initiatives.

Item 6.  Reliance on Section 85(2) of the Act

         Nothing in this form is required to be maintained on a confidential basis.

Item 7.  Omitted Information

         Not applicable.

Item 8.  Senior Officer

         James L. Harris, Secretary

         Telephone No. (604) 609-3068

Item 9.  Statement of Senior Officer

         The foregoing accurately discloses the material change referred to herein.

DATED this 1st day of June, 2000                WSI Interactive Corp.


                                                /s/ James L. Harris
                                                --------------------------------
                                                James L. Harris

                                                Secretary
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                                                (Official Capacity)